UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida	001-11350	59-0483700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida	32117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (386) 274-2202

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 5, 2015, Consolidated-Tomoka Land Co. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Deutsch Bank Securities Inc. and BMO Capital Markets Corp. (collectively, the “Initial Purchasers”), pursuant to which the Company agreed to issue and sell, and the Initial Purchasers agreed to purchase, subject to the terms and conditions set forth in the Purchase Agreement, $75 million aggregate principal amount of the Company’s 4.50% Convertible Senior Notes due 2020 (the “Notes”). The Purchase Agreement contains customary representations, warranties and agreements of the Company, conditions to closing, indemnification rights and obligations of the parties and termination provisions.

On March 11, 2015, the Company closed the issuance and sale of $75 million aggregate principal amount of the Notes to the Initial Purchasers pursuant to the Purchase Agreement. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other securities laws, and were offered and sold to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act. The Initial Purchasers anticipate selling the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The net proceeds from the offering were approximately $71.7 million after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company.

The Notes were issued pursuant to an indenture (the “Indenture”), dated as of March 11, 2015, between the Company and U.S. Bank, National Association, as trustee (the “Trustee”). A copy of the Indenture is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

The Notes bear interest at a rate of 4.50% per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2015. The Notes will mature on March 15, 2020, unless earlier purchased or converted. Upon conversion, holders of the Notes will receive cash, shares of common stock of the Company, par value $1.00 per share (“Common Stock”), or a combination of cash and shares of Common Stock, at the Company’s election. Unless the Company elects to deliver solely shares of Common Stock upon conversion of the Notes, the number of shares of Common Stock issuable upon conversion may be subject to a “conversion share cap” unless and until the Company obtains shareholder approval to issue more than 19.99% of Common Stock outstanding at the time the Notes were initially issued in accordance the listing standards of NYSE MKT.

If the Company undergoes a “fundamental change” (as defined in the Indenture), subject to certain conditions, holders of the Notes may require the Company to repurchase for cash all or any portion of their Notes. The fundamental change repurchase price for the Notes generally will be equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Holders may surrender their Notes for conversion at any time prior to the close of business on the day immediately preceding December 15, 2019 only upon the satisfaction of certain conditions relating to the closing sale price of the Common Stock, the trading price per $1,000 principal amount of Notes and specified corporate events.

The initial conversion rate will be 14.5136 shares of Common Stock for each $1,000 principal amount of Notes, which represents an initial conversion price of approximately $68.90 per share of Common Stock. The conversion rate is subject to adjustment in certain circumstances. The Company may not redeem the Notes prior to the stated maturity date and no sinking fund is provided for the Notes.

If an event of default (as defined in the Indenture) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the Notes to be due and payable immediately. In the case of an event of default arising out of certain events of bankruptcy, insolvency or reorganization (as set forth in the Indenture), the principal amount of the Notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

The Notes are senior unsecured obligations of the Company and rank (i) senior in right of payment to any existing and future indebtedness of the Company that is expressly subordinated in right of payment to the Notes; (ii) equal in right of payment to any existing and future unsecured indebtedness of the Company that is not so subordinated; (iii) effectively junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all existing and future indebtedness, other liabilities (including trade payables) incurred by the Company’s subsidiaries, unless and to the extent such subsidiaries in the future guarantee the Notes.

The preceding description is qualified in its entirety by reference to the Indenture and the form of Notes, copies of which are attached to this Current Report on Form 8-K as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is contained in Item 1.01 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture related to the 4.50% Convertible Senior Notes due 2020, dated as of March 11, 2015, among Consolidated-Tomoka Land Co. and U.S. Bank National Association as trustee

4.2	Form of 4.50% Convertible Senior Note due 2020 (included with Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2015	Consolidated-Tomoka Land Co.

	By:	/s/ Mark E. Patten
Mark E. Patten
Senior Vice President and Chief Financial Officer